Exhibit 99.1

LAZARD LTD REPORTS FIRST-QUARTER 2015 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $0.77 (diluted) for the quarter ended March 31, 2015, excluding a debt refinancing charge[2], compared to $0.61 (diluted) for the 2014 first quarter

•	Record first-quarter operating revenue[1] of $581 million, up 8% from first-quarter 2014

•	Record first-quarter Financial Advisory operating revenue of $302 million, up 9% from first-quarter 2014

•	Record first-quarter M&A and Other Advisory operating revenue of $261 million, up 9% from first-quarter 2014

•	Record first-quarter Asset Management operating revenue of $271 million, up 3% from first-quarter 2014

•	Assets under management (AUM) of $199 billion as of March 31, 2015, up 5% from March 31, 2014, and up 1% from December 31, 2014. Net inflows of $1.0 billion for first-quarter 2015

•	Return of capital to shareholders totaling $343 million[3] in first-quarter 2015

•	Increasing quarterly dividend 17% to $0.35 per share

($ in millions, except per share data and AUM)	Quarter Ended March 31,
	2015	2014	%’15-’14
As Adjusted[1,2]
Operating revenue	$581	$540	8%
Financial Advisory	$302	$275	9%
Asset Management	$271	$262	3%
Net income	$103	$81	27%
Diluted net income per share	$0.77	$0.61	26%
U.S. GAAP
Net income	$56	$81	(31)%
Diluted net income per share	$0.42	$0.61	(31)%
Assets Under Management
Ending AUM ($ in billions)	$199	$189	5%
Average AUM ($ in billions)	$198	$186	7%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Armand Sadoughi	+1 212 632 6358	armand.sadoughi@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 17.

NEW YORK, April 23, 2015 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $581 million for the quarter ended March 31, 2015. Net income, as adjusted1, was $103 million, or $0.77 (diluted) per share for the quarter. These results exclude a pre-tax charge of $63 million relating to a debt refinancing2.

First quarter 2015 net income on a U.S. GAAP basis, including the pre-tax charge, was $56 million, or $0.42 (diluted) per share. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 17 of this press release.

“Our Financial Advisory and Asset Management businesses continue their strong performance,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We are focused on serving clients, reinforcing our global franchise and building shareholder value.”

“Lazard’s increased market share of large, complex and cross-border transactions reflects the unrivaled scale and depth of our advisory expertise,” said Mr. Jacobs. “Asset Management’s growth in volatile market conditions underscores the quality of our investment platforms, people and pattern of long-term performance.”

“In the first quarter, we refinanced and repaid a portion of Lazard’s long-term debt, significantly reducing our interest costs,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Consistent with our capital management objectives, we have increased the quarterly dividend by 17%, the fifth increase in as many years.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Financial Advisory operating revenue was a first-quarter record of $302 million, 9% higher than the first quarter of 2014.

Strategic Advisory operating revenue was a first-quarter record of $278 million, 13% higher than the first quarter of 2014, driven by M&A and Other Advisory revenue of $261 million, also a first-quarter record and 9% higher than the first quarter of 2014.

During 2015, Lazard has remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, and capital and sovereign advisory, in the Americas, Europe, Australia, Africa and Asia.

Among the major M&A transactions that were completed during the first quarter of 2015 were the following (clients are in italics): GlaxoSmithKline on its three-part transaction with Novartis in consumer, oncology and vaccines; Klépierre’s €7.3 billion acquisition of Corio; Rockwood’s $6.2 billion sale to Albemarle; LabCorp’s $6.2 billion acquisition of Covance; Shire’s $5.2 billion acquisition of NPS Pharmaceuticals; Philips’ $1.2 billion acquisition of Volcano; and Mitsubishi Heavy Industries’ establishment of a joint venture with Siemens.

Lazard advised or continues to advise on a number of large and complex transactions, including the following announced year to date: Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion; RockTenn’s $21.0 billion merger with MeadWestvaco; Iberdrola in the $17.9 billion combination of Iberdrola USA and UIL; Pfizer’s $17.0 billion acquisition of Hospira; Toll Holdings’ A$8.0 billion sale to Japan Post; TNT Express on the €4.4 billion public offer by FedEx; Tenet Healthcare’s formation of a JV with United Surgical Partners and acquisition of Aspen Healthcare for a combined value of $4.3 billion; Canon’s ¥333.7 billion recommended offer for Axis; and Wood Mackenzie’s £1.9 billion sale to Verisk Analytics.

In Capital Advisory, we continued to provide advice regarding balance sheet issues to public and private clients globally, including: ENAIRE on the €4.3 billion IPO of AENA Aeropuertos; Merlin Entertainments on its £1.3 billion refinancing; EQT Partners and Goldman Sachs Merchant Banking Division on their secondary disposal of a $1.1 billion stake in ISS A/S; Action Holding B.V. on its €840 million debt refinancing; Cheniere Energy on its registered direct offering of $625 million of convertible notes; and Gruppo Coin, a BC Partners portfolio company, on the €446 million IPO of OVS.

Our Sovereign Advisory business remained active worldwide, including advising on new assignments for the Finance Ministries of Greece and Ukraine and The Arab Republic of Egypt.

Restructuring operating revenue was $23 million, compared to $30 million for first quarter of 2014. Restructuring revenue continues to be generally in line with the industry-wide low level of corporate restructuring activity. Lazard remains the leading advisor in global announced restructurings. (Source: Thomson Reuters)

During and since the first quarter of 2015 we have been engaged in many of the most highly visible and complex restructuring and debt advisory assignments, including advising on Chapter 11 or similar bankruptcies for RadioShack and Standard Register; Sorgenia on its debt restructuring; Target Canada on the disposition of its real estate assets; and Sabine Oil & Gas on strategic alternatives related to its capital structure.

Please see a more complete list of Strategic Advisory transactions on which Lazard advised in the first quarter, or continued to advise or completed since March 31, 2015, as well as Restructuring assignments, on pages 8-11 of this release.

Asset Management

Asset Management operating revenue was a first-quarter record of $271 million, 3% higher than the first quarter of 2014.

Management fees were a first-quarter record of $252 million, 5% higher than the first quarter of 2014, and 3% lower than the fourth quarter of 2014. The sequential decrease was primarily driven by changes in the mix of our assets under management (AUM).

Incentive fees during the period were $6 million, compared to $10 million for the first quarter of 2014.

Average AUM for the first quarter of 2015 was $198 billion, 7% higher than average AUM for the first quarter of 2014, and 1% higher than the fourth quarter of 2014. AUM as of March 31, 2015, was $199 billion, up 1% from December 31, 2014, driven by net inflows and market appreciation, partially offset by foreign exchange adjustments. The net inflows were $1.0 billion, driven by a broad range of equity and fixed-income strategies.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

For the first quarter of 2015, we accrued compensation expense at an adjusted GAAP compensation1 ratio of 55.6%, which is consistent with the full-year 2014 ratio, and compares to the first-quarter 2014 ratio of 58.8%.

We accrued adjusted GAAP compensation and benefits expense of $323 million for the first quarter of 2015, compared to $318 million for the first quarter of 2014.

Our goal remains to grow annual awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1, excluding the debt refinancing charge2, was $106 million for the first quarter of 2015, compared to $103 million for the first quarter of 2014.

The ratio of adjusted non-compensation expense to operating revenue was 18.3% for the first quarter of 2015, compared to 19.1% for the first quarter of 2014 and 18.8% for full-year 2014.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $34 million for the first quarter of 2015. The effective tax rate on the same basis was 25.0% for the first quarter of 2015, compared to 21.1% for the first quarter of 2014 and 19.5% for full-year 2014.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In the first quarter of 2015, Lazard returned $343 million to shareholders, which included: $158 million in dividends; $83 million in share repurchases of our Class A common stock; and $102 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. As of March 31, 2015, we had repurchased 1.7 million shares at an average price of $49.46 per share.

In the first quarter of 2015, we refinanced a portion of Lazard Group LLC’s outstanding debt in order to reduce both our total annual interest expense and our total debt level2. As a result of the refinancing, we expect interest expense savings of approximately $14 million in 2015.

On April 22, 2015, our Board of Directors voted to increase the quarterly dividend on Lazard’s outstanding Class A common stock by 17%, to $0.35 per share. The dividend is payable on May 15, 2015, to stockholders of record on May 4, 2015.

Lazard’s financial position remains strong. As of March 31, 2015, our cash and cash equivalents were $606 million, and stockholders’ equity related to Lazard’s interests was $473 million.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EDT on Thursday, April 23, 2015, to discuss the company’s financial results for the first quarter of 2015. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 516-2435 (U.S. and Canada) or +1 (719) 325-2133 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EDT, Thursday, April 23, 2015, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 6183715.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our expectations regarding future results or events, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

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FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the first quarter of 2015)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the first quarter of 2015 on which Lazard advised were the following:

•	GlaxoSmithKline’s three-part transaction with Novartis involving the sale of its Oncology business for up to $16.0 billion; acquisition of Novartis’ global Vaccines business for up to $7.1 billion; and creation of a £6.5 billion-revenue Consumer Healthcare joint venture in which GSK will hold a 63.5% equity interest

•	Klépierre’s €7.3 billion acquisition of Corio

•	Rockwood’s $6.2 billion sale to Albemarle

•	LabCorp’s $6.2 billion acquisition of Covance

•	Shire’s $5.2 billion acquisition of NPS Pharmaceuticals

•	SHV Holdings’ €3.5 billion acquisition of Nutreco

•	NJJ Capital’s CHF 2.8 billion acquisition of Orange Switzerland from Apax

•	Endo International’s $2.6 billion acquisition of Auxilium Pharmaceuticals

•	Corporate Governance Committee of the Board of Directors of TerraForm Power on TerraForm and SunEdison’s $2.4 billion acquisition of First Wind

•	Airbus’ €1.8 billion sale of a 18.75% stake in Dassault Aviation

•	Nabors’ $1.4 billion merger of its completion and production services businesses with C&J Energy Services

•	China Asset Management’s $1.3 billion acquisition of a stake in Sinopec Marketing

•	Board of Directors of Engility on Engility’s $1.3 billion acquisition of TASC

•	Philips’ $1.2 billion acquisition of Volcano

•	The New South Wales Government on the A$1.1 billion restructure and sale of the Royal North Shore Hospital PPP

•	Exact Holding’s €730 million sale to Apax

•	Paroc Group’s €700 million sale to CVC Capital Partners

•	Carrefour’s €600 million acquisition of DIA France

•	Orica’s A$750 million sale of its Chemicals business to funds advised by Blackstone

•	Areva’s €475 million joint venture in the offshore wind segment with Gamesa

•	Mitsubishi Heavy Industries’ establishment of a joint venture with Siemens in steel and metal production machinery

•	Arbor Pharmaceuticals’ sale of a minority stake to KKR

•	Tekmira’s merger with OnCore

•	Aventas Manufacturing Group (formerly Quinn Group) on the sale of Encirc and Polycasa

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2015 first quarter, or completed since March 31, 2015, are the following:

•	Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion

•	AT&T’s $67.1 billion acquisition of DIRECTV

•	Reynolds American (RAI) in its $27.4 billion acquisition of Lorillard and $7.1 billion sale of selected brands and assets to Imperial Tobacco, and the $4.7 billion investment in RAI by British American Tobacco

•	Lafarge’s €29.6 billion merger of equals with Holcim

•	RockTenn’s $21.0 billion merger with MeadWestvaco

•	Iberdrola in the $17.9 billion combination of Iberdrola USA and UIL

•	Pfizer’s $17.0 billion acquisition of Hospira

•	General Electric’s $16.9 billion acquisition of Alstom’s Thermal, Renewables and Grid businesses

•	The Zeppelin-Stiftung Foundation in ZF Friedrichshafen’s $13.5 billion acquisition of TRW Automotive

•	Pepco’s $12.2 billion sale to Exelon

•	Integrys’ $9.1 billion sale to Wisconsin Energy

•	Siemens’ $7.6 billion acquisition of Dresser-Rand

•	Dynegy’s $2.8 billion acquisition of assets from Duke Energy and $3.5 billion acquisition of assets from Energy Capital Partners*

•	Toll Holdings’ A$8.0 billion sale to Japan Post

•	TNT Express on the €4.4 billion public offer by FedEx

•	Tenet Healthcare’s formation of a JV with United Surgical Partners and acquisition of Aspen Healthcare for a combined value of $4.3 billion

•	Ballymore’s joint venture with Eco World for a £2.2 billion London residential development portfolio

•	Richemont in the €3.0 billion merger of Net-A-Porter and YOOX

•	Canon’s ¥333.7 billion recommended offer for Axis

•	Wood Mackenzie’s £1.9 billion sale to Verisk Analytics

•	Greene King’s offer for Spirit Pub Company valuing the business at £1.6 billion

•	Steris’ $1.9 billion acquisition of Synergy Health

•	Optimal Payments’ $1.2 billion acquisition of Skrill Group

•	Bridgepoint’s €1.1 billion sale of Infront Sports & Media to Wanda Group

•	Kofax’s $1.0 billion sale to Lexmark

•	BJC’s €655 million acquisition of METRO Vietnam

•	Helios Towers Africa on a $630 million investment by Providence Equity Partners and existing shareholders

•	Carrefour’s €525 million sale of a 10% stake in its Brazilian subsidiary to Peninsula Participações

•	Amcom’s A$653 million sale to Vocus

•	Dover’s $500 million sale of Sargent Aerospace & Defense to RBC Bearings

•	Siaci Saint Honore’s €422 million proposed sale to Ardian

•	NiSource on its separation into two publicly traded companies

•	D.E Master Blenders in its combination with Mondelēz International’s coffee business to create Jacobs Douwe Egberts

•	Vivendi’s sale of its remaining interest in Numericable-SFR

•	Non-Executive Directors of TI Automotive on TI’s sale to Bain

•	NTT Communications’ acquisition of an 86.7% stake in e-shelter

*	Transaction completed since March 31, 2015

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the first quarter of 2015 were the following:

•	ENAIRE on the €4.3 billion IPO of AENA Aeropuertos

•	Sacyr on its €2.3 billion refinancing of its stake in Repsol

•	Merlin Entertainments on its £1.3 billion refinancing

•	EQT Partners and Goldman Sachs Merchant Banking Division on their secondary disposal of a $1.1 billion stake in ISS A/S

•	Action Holding B.V. on its €840 million debt refinancing

•	Cheniere Energy on its registered direct offering of $625 million of convertible notes

•	LondonMetric Property on its £400 million refinancing

•	Clayton, Dubilier & Rice on the secondary disposal of a £384 million stake in B&M European Value Retail

•	Gruppo Coin, a BC Partners portfolio company, on the €446 million IPO of OVS

•	Aldermore Group and the selling shareholders on its £260 million IPO

•	EQT Partners on the secondary disposal of a £221 million stake in SSP Group

•	InterDigital Communications in its $316 million private offering of senior convertible notes

•	Forest City Enterprises on its private exchanges of $289 million of convertible senior notes for common stock

•	Imagina Media on its €259 million refinancing

•	HM Dunn Aerosystems on its $125 million debt placement

•	SIGFOX on its $115 million fundraising

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the first quarter of 2015 were the following:

•	The State of Alaska on financing its economic interest in the Alaska LNG project

•	The Arab Republic of Egypt on Egypt Economic and Development Conference

•	The Cypriot Ministry of Finance on various financial matters

•	The Democratic Republic of Congo on the structuring of the Inga 3 hydro project

•	The Gabonese Republic on various macroeconomic and financial matters, investors and rating agencies relationships, as well as Emerging Gabon Strategic Plan

•	The Greek Ministry of Finance on public debt and fiscal management

•	The Islamic Republic of Mauritania on various strategic sovereign financial issues

•	The Republic of Congo on its sovereign credit ratings and specialized financial institutions

•	The Slovenia Restitution Fund (Slovenska Odškodninska Družba, d.d.) on the privatization of Nova KBM

•	SNIM (the Mauritanian national mining company) on various topics, including its financing strategy

•	Ukraine as financial advisor to the Ministry of Finance and global coordinator for its forthcoming public sector debt restructuring

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the first quarter of 2015 on which Lazard advised include: Liberty Tire Recycling in connection with its financial restructuring, Nautilus Holdings and Global Geophysical Services in connection with their Chapter 11 restructurings, and Sorgenia on its debt restructuring.

Notable Chapter 11 or similar bankruptcies on which Lazard advised debtors or creditors, or related parties, during or since the first quarter of 2015, are the following:

•	Automotive: Chassix; Exide Technologies

•	Consumer & Retail: RadioShack

•	Healthcare: Dendreon

•	Industrials/Business Services: Standard Register

•	Power & Energy: Energy Future Holdings; Longview Power*

•	Real Estate: Homex

•	Technology/Media/Telecom: LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the first quarter of 2015, are the following:

•	African Bank – advising Tier 2 Noteholders’ Committee of African Bank on its restructuring

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Grupo Empresarial San José – advising a group of funds (including Värde Partners and Marathon Asset Management) on the company’s restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	Premuda – on its debt restructuring

•	Sabine Oil & Gas - on strategic alternatives related to its capital structure

•	Target Canada - on the disposition of its real estate assets in its Canadian insolvency proceedings

•	Torm – advisor to creditors in negotiations to address the company’s long-term capital structure

*	Assignment completed since March 31, 2015

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ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]	During the first quarter, Lazard Ltd’s subsidiary Lazard Group LLC completed a refinancing of a substantial majority of the outstanding $548 million of 6.85% senior notes maturing on June 15, 2017 (the “2017 Notes”) by issuing a redemption notice for $450 million of the 2017 Notes and by issuing $400 million of 3.75% senior notes maturing in 2025. The charge of $63 million related to the debt refinancing is comprised primarily of an extinguishment loss of $60 million and other related costs.

[3]	In the first quarter of 2015, Lazard returned $343 million to shareholders, which included: $158 million in dividends; $83 million in share repurchases of our Class A common stock; and $102 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

LAZ-EPE

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LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2015	2014	2014	2014	2014
Revenues:
Financial Advisory
M&A and Other Advisory	$260,804	$297,160	$239,144	(12%)	9%
Capital Raising	17,584	30,511	6,216	(42%)	NM

Strategic Advisory	278,388	327,671	245,360	(15%)	13%
Restructuring	23,146	31,709	30,136	(27%)	(23%)

Total	301,534	359,380	275,496	(16%)	9%
Asset Management
Management fees	252,087	258,750	239,523	(3%)	5%
Incentive fees	6,283	13,913	10,378	(55%)	(39%)
Other	12,707	11,094	12,400	15%	2%

Total	271,077	283,757	262,301	(4%)	3%
Corporate	8,345	2,664	2,427	NM	NM

Operating revenue (b)	$580,956	$645,801	$540,224	(10%)	8%

Expenses:
Compensation and benefits expense (c)	$323,149	$304,956	$317,791	6%	2%

Ratio of compensation to operating revenue	55.6%	47.2%	58.8%
Non-compensation expense (d)	$106,434	$116,816	$103,001	(9%)	3%

Ratio of non-compensation to operating revenue	18.3%	18.1%	19.1%
Earnings:
Earnings from operations (e)	$151,373	$224,029	$119,432	(32%)	27%

Operating margin (f)	26.1%	34.7%	22.1%
Net income (g)	$103,034	$172,361	$81,275	(40%)	27%

Diluted net income per share	$0.77	$1.29	$0.61	(40%)	26%

Diluted weighted average shares	133,735,946	134,084,160	134,025,991	(0%)	(0%)
Effective tax rate (h)	25.0%	17.3%	21.1%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2015	2014	2014	2014	2014
Total revenue	$593,885	$649,336	$549,353	(9%)	8%
Interest expense	(16,136)	(15,396)	(15,953)

Net revenue	577,749	633,940	533,400	(9%)	8%
Operating expenses:
Compensation and benefits	328,502	307,505	321,565	7%	2%
Occupancy and equipment	27,339	25,471	28,312
Marketing and business development	19,190	28,775	19,233
Technology and information services	22,893	22,654	23,487
Professional services	11,459	13,648	7,591
Fund administration and outsourced services	16,148	16,967	15,454
Amortization of intangible assets related to acquisitions	1,033	441	1,220
Other	69,987	9,643	9,358

Subtotal	168,049	117,599	104,655	43%	61%

Provision (benefit) pursuant to tax receivable agreement	6,535	9,243	—

Operating expenses	503,086	434,347	426,220	16%	18%

Operating income	74,663	199,593	107,180	(63%)	(30%)
Provision for income taxes	12,017	26,788	21,751	(55%)	(45%)

Net income	62,646	172,805	85,429	(64%)	(27%)
Net income attributable to noncontrolling interests	6,693	421	4,587

Net income attributable to Lazard Ltd	$55,953	$172,384	$80,842	(68%)	(31%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	123,655,689	122,307,447	121,776,207	1%	2%
Diluted	133,735,946	134,084,160	134,025,991	(0%)	(0%)
Net income per share:
Basic	$0.45	$1.41	$0.66	(68%)	(32%)
Diluted	$0.42	$1.29	$0.61	(67%)	(31%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	March 31,	December 31,
($ in thousands)	2015	2014
ASSETS
Cash and cash equivalents	$606,336	$1,066,580
Deposits with banks and short-term investments	217,626	207,760
Cash deposited with clearing organizations and other segregated cash	46,700	43,290
Receivables	593,841	557,596
Investments	486,746	620,352
Goodwill and other intangible assets	335,966	347,438
Other assets	540,516	489,220

Total Assets	$2,827,731	$3,332,236

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$377,511	$314,284
Accrued compensation and benefits	316,553	606,290
Senior debt	998,350	1,048,350
Other liabilities	598,012	593,255

Total liabilities	2,290,426	2,562,179
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	509,383	702,800
Retained earnings	338,165	464,655
Accumulated other comprehensive loss, net of tax	(233,494)	(200,766)

Subtotal	615,352	967,987
Class A common stock held by subsidiaries, at cost	(142,269)	(261,243)

Total Lazard Ltd stockholders’ equity	473,083	706,744
Noncontrolling interests	64,222	63,313

Total stockholders’ equity	537,305	770,057

Total liabilities and stockholders’ equity	$2,827,731	$3,332,236

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	March 31,	December 31,	March 31,		1Q 2015 vs.
	2015	2014	2014	Qtr to Qtr	1Q 2014
Equity:
Emerging Markets	$46,916	$48,459	$47,679	(3.2%)	(1.6%)
Global	33,595	33,982	35,359	(1.1%)	(5.0%)
Local	32,000	31,684	30,467	1.0%	5.0%
Multi-Regional	50,341	46,787	41,754	7.6%	20.6%

Total Equity	162,852	160,912	155,259	1.2%	4.9%
Fixed Income:
Emerging Markets	15,130	14,227	10,230	6.3%	47.9%
Global	3,895	3,771	3,437	3.3%	13.3%
Local	3,910	3,676	3,638	6.4%	7.5%
Multi-Regional	8,787	9,436	11,073	(6.9%)	(20.6%)

Total Fixed Income	31,722	31,110	28,378	2.0%	11.8%
Alternative Investments	3,446	3,799	4,494	(9.3%)	(23.3%)
Private Equity	1,057	1,091	1,156	(3.1%)	(8.6%)
Cash Management	104	191	166	(45.5%)	(37.3%)

Total AUM	$199,181	$197,103	$189,453	1.1%	5.1%

			Year Ended
	Three Months Ended March 31,		December 31,
	2015	2014	2014
AUM - Beginning of Period	$197,103	$186,924	$186,924
Net Flows	1,041	848	11,275
Market and foreign exchange appreciation (depreciation)	1,037	1,681	(1,096)

AUM - End of Period	$199,181	$189,453	$197,103

Average AUM	$198,406	$185,602	$196,037

% Change in average AUM	6.9%

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2015	2014	2014
Operating Revenue
Net revenue - U.S. GAAP Basis	$577,749	$633,940	$533,400
Adjustments:
Revenue related to noncontrolling interests (i)	(8,734)	(2,146)	(6,266)
Gain related to Lazard Fund Interests (“LFI”) and other similar arrangements	(4,136)	(1,322)	(2,626)
Interest expense	16,077	15,329	15,716

Operating revenue, as adjusted	$580,956	$645,801	$540,224

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$328,502	$307,505	$321,565
Adjustments:
Charges pertaining to LFI and other similar arrangements	(4,136)	(1,322)	(2,626)
Compensation related to noncontrolling interests (i)	(1,217)	(1,227)	(1,148)

Compensation & benefits expense, as adjusted	$323,149	$304,956	$317,791

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$168,049	$117,599	$104,655
Adjustments:
Charges pertaining to Senior Debt refinancing (j)	(60,219)	—	—
Amortization of intangible assets related to acquisitions	(1,033)	(441)	(1,220)
Non-compensation expense related to noncontrolling interests (i)	(363)	(342)	(434)

Non-compensation expense, as adjusted	$106,434	$116,816	$103,001

Earnings From Operations
Operating Income - U.S. GAAP Basis	$74,663	$199,593	$107,180
Other adjustments:
Charges pertaining to Senior Debt refinancing (j)	62,874	—	—
Revenue related to noncontrolling interests (i)	(8,734)	(2,146)	(6,266)
Interest expense	13,422	15,329	15,716
Expenses related to noncontrolling interests (i)	1,580	1,569	1,582
Amortization of intangible assets related to acquisitions	1,033	441	1,220
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”) (h)	6,535	9,243	—

Earnings from operations, as adjusted	$151,373	$224,029	$119,432

Net Income attributable to Lazard Ltd
Net income attributable to Lazard Ltd - U.S. GAAP Basis	$55,953	$172,384	$80,842
Adjustments:
Charges pertaining to Senior Debt refinancing (j)	62,874	—	—
Tax benefits allocated to adjustments (j)	(15,793)	—	—
Adjustment for full exchange of exchangeable interests (k)
Tax adjustment for full exchange	—	(23)	(34)
Amount attributable to LAZ-MD Holdings	—	—	467

Net income, as adjusted	$103,034	$172,361	$81,275

Diluted net income per share:
U.S. GAAP Basis	$0.42	$1.29	$0.61
Non-GAAP Basis, as adjusted	$0.77	$1.29	$0.61

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenue related to non-controlling interests (see (i) below), (iii) interest expense primarily related to corporate financing activities, and (iv) for the three month period ended March 31, 2015 excess interest expense pertaining to Senior Debt refinancing (see (j) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (i) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (i) below), and (iii) for the three month period ended March 31, 2015, charges pertaining to Senior Debt refinancing (see (j) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenue and expenses related to noncontrolling interests (see (i) below), (iv) for the three month periods ended March 31, 2015 and December 31, 2014, a provision pursuant to the tax receivable agreement (“TRA”), and (v) for the three month period ended March 31, 2015, charges pertaining to Senior Debt refinancing (see (j) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings for the three month periods ended December 31, 2014 and March 31, 2014, and for the period ended March 31, 2015, excludes charges pertaining to Senior Debt refinancing, net of tax benefits (see (j) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $34,345, $36,053 and $21,785 for the three month periods ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively, and the denominator of which is pre-tax income of $144,072, $208,837 and $107,180 for the three month periods ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively, exclusive of net income attributable to noncontrolling interests of $6,693, $423 and $4,120 for the three month periods ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively. Includes a provision pursuant to the tax receivable agreement (“TRA”) (see (e) above).

(i)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(j)	Represents charges related to the extinguishment of $450 million of the 6.85% Senior Notes maturing in June 2017 and the issuance of $400 million of 3.75% notes maturing in February 2025. The charges include a pre-tax loss on the extinguishment of $60.2 million, applicable tax-related benefits of $15.8 million and excess interest expense of $2.7 million (due to the delay between the issuance of the 2025 notes and the settlement of the 2017 notes).

(k)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM	Not meaningful